Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

SENIOR SUBORDINATED REVOLVING CREDIT AGREEMENT

BY AND BETWEEN

CLARIENT, INC.

AND

SAFEGUARD DELAWARE, INC.

DATED AS OF MARCH 14, 2008

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5.4. No Third-Party Rights			19
5.5. Replacement Capital Facility; Capital Transaction			19

6.	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS, ETC		19

7.	EVENTS OF DEFAULT; REMEDIES		19

7.1. Events of Default			19
7.2. Remedies			20

8.	MISCELLANEOUS		21

8.1. Governing Law; Submission to Jurisdiction			21
8.2. Assignments; Successors; Third Party Rights			21
8.3. Entire Agreement; Amendment			21
8.4. Notices			21
8.5. Failure or Indulgence Not Waiver; Remedies Cumulative			22
8.6. Severability			22
8.7. Section Headings; Construction			23
8.8. Counterparts			23
8.9. Fees and Expenses			23
8.10. Reinstatement			23
8.11. Payment on Non-Business Days			23
8.12. Time of Day			23
8.13. WAIVER OF JURY TRIAL			24

9.	LENDER REPRESENTATIONS		24

9.1. Lender Representations. Lender represents and warrants to the Borrower as follows:			24

Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Warrant
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Registration Rights Agreement
Exhibit E	-	Form of Cash Projection Schedule

ii

THIS INSTRUMENT AND THE RIGHTS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, MADE AS OF MARCH 7, 2007, BY AND BETWEEN  SAFEGUARD DELAWARE, INC., AND COMERICA BANK, AND ACKNOWLEDGED BY CLARIENT, INC., AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AND ANY TRANSFEREE BY ACCEPTANCE OF SUCH TRANSFER AGREES TO BE BOUND BY THE TERMS THEREOF.

AMENDED AND RESTATED

SENIOR SUBORDINATED REVOLVING CREDIT AGREEMENT

THIS AMENDED AND RESTATED SENIOR SUBORDINATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 14, 2008, by and among CLARIENT, INC, a Delaware corporation (“Borrower”), and SAFEGUARD DELAWARE, INC., a Delaware corporation (the “Lender”).

RECITALS:

WHEREAS, Lender provided to Borrower a subordinated revolving credit facility in the initial maximum aggregate principal amount of twelve million dollars ($12,000,000), on the terms and conditions set forth in that certain Senior Subordinated Revolving Credit Agreement dated as of March 7, 2007 (the “Prior Mezzanine Facility”); and

WHEREAS, Borrower has requested, and Lender has agreed, to amend and restate the terms of the Prior Mezzanine Facility, to (among other things) increase the maximum aggregate principal amount of the Commitment to twenty-one million dollars ($21,000,000), as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS.

For purposes of this Agreement, the following terms shall have the following meanings:

“A/R and Asset Security Interests” has the meaning set forth in Section 5.5.

“Advance” and “Advances” have the respective meanings set forth in Section 2.1(a) hereof.

“Agreement” has the meaning set forth in the Preamble.

“Balance Sheet Date” has the meaning set forth in Section 4.8 hereof.

“Balance Sheet” has the meaning set forth in Section 4.8 hereof.

“Bankruptcy Law” has the meaning set forth in Section 7.1(b) hereof.

“Borrower” has the meaning set forth in the Preamble.

“Borrowing Request” means the form to be provided by Borrower to Lender in connection with each requested Advance, which shall be in the form of Exhibit C attached hereto.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Delaware or the State of California.

“Capital Transaction” means the issuance of debt (including debt convertible to equity) or equity by Borrower which results in net proceeds to Borrower of at least fifteen million dollars ($15,000,000).

 “Capitalized Lease” means, with respect to any Person, any lease of such Person as lessee that, in accordance with GAAP, is required to be classified and accounted for as a capital lease on a balance sheet of that Person.

“Capitalized Lease Obligation” means, with respect to any Capitalized Lease of any Person, the amount of the obligation of the lessee of such Capitalized Lease that , in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capitalized Lease.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” has the meaning set forth in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Comerica Agreement” means that certain Amended and Restated Loan Agreement by and between Borrower and Comerica Bank dated as of February 28, 2008, as amended through the date hereof, and all documents, instruments and agreements executed and delivered in connection therewith and amended through the date hereof, as the same may be further amended from time to time, with the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

“Commitment” means the maximum aggregate principal amount which may be borrowed hereunder (inclusive of those amounts borrowed under the Prior Mezzanine Facility), being, as of the date hereof, twenty-one million dollars ($21,000,000), as the same may be reduced from time to time pursuant to and in accordance with Section 2.7 hereof.

“Commitment Fee Warrants” has the meaning set forth in Section 2.8(a) hereof.

“Common Stock” means the common stock, par value $0.01, of Borrower.

“Continuance Fee Warrants” has the meaning set forth in Section 2.8(b) hereof.

“Default” means an event, condition, or circumstance the occurrence of which would, with the passage of time, the giving of notice, or both, constitute an Event of Default.

“Encumbrances” means all claims, liens, charges, security interests, pledges, mortgages, or other restrictions or encumbrances.

“Environmental Laws” means any and all applicable federal, state, local, and foreign laws and regulations relating to the protection of human health and safety or emissions, discharge, releases, threatened releases, removal, remediation, or abatement of pollutants, contaminants, chemicals, or industrial, hazardous, or toxic substances or wastes into or in the environment (including, without limitation, air, surface water, ground water, or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means an event described in Section 7.1 hereof.

“Financial Statements” has the meaning set forth in Section 4.8 hereof.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Facility” means, collectively, (a) that certain Loan and Security Agreement, dated as of September 29, 2006, by and among Borrower, Clarient Diagnostic Services, Inc., CLRT Acquisition, LLC,  and GE Capital; and (b) (i) that certain Master Lease Agreement, dated as of June 23, 2004, by and between ChromaVision Oncology Services, Inc. (predecessor to Clarient Diagnostic Services, Inc., an affiliate of Borrower) and GE Capital, and (ii) that certain Master Security Agreement, dated as of July 15, 2003, by and between Borrower and GE Capital, and, in each case, all documents, instruments and agreements executed and delivered in connection therewith and all as amended through the date hereof, as the same may be further amended from time to time, with the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

“Governmental Authority” means any court or any federal, state, municipal, or other domestic or foreign government or governmental or regulatory department, commission, board bureau, agency, authority, or instrumentality.

“Guaranteed Obligations” means as to any Person, without duplication, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person in any matter; provided that the term Guaranteed Obligations shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranteed Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect to which such Guaranteed Obligation is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligation, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Intangible Assets” means all assets of Borrower which would be classified in accordance with GAAP as intangible assets, including without limitation, all franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade-names, goodwill, experimental or organization expenses and other like intangibles, the cash surrender value and other like intangibles of any life insurance policy, treasury stock and unamortized debt discount.

“Indebtedness” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person to pay the deferred purchase price of property or services incurred in the ordinary course of business if the purchase price is due more than six (6) months from the date the obligation in incurred, (d) all Capitalized Lease Obligations of such Person, (e) the principal balance outstanding under any synthetic lease, tax retention, operating lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (g) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (i) all “earnouts” and similar payment obligations of such Person, (j) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness if otherwise an obligation of such Person, (k) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (l) all Guaranteed Obligations of such Person; and (m) all obligations of such Person to trade creditors incurred in the ordinary course of business and more than ninety (90) days past due.

“Intellectual Property” has the meaning set forth in Section 4.11(a) hereof.

“Laws” has the meaning set forth in Section 4.13 hereof.

“Lender” has the meaning set forth in the Preamble hereto.

“Licenses and Permits” has the meaning set forth in Section 4.13(b) hereof.

“Liquidity Event” means (a) the liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary, (b) a sale of all or substantially all of the assets of Borrower, or (c) a merger or acquisition of Borrower by another Person by means of any transaction or series of related transactions (including any reorganization, merger or consolidation, but specifically excluding any Capital Transaction) where following such transaction or series of transactions Lender and/or its affiliated entities will own a minority of the voting securities of Borrower or the surviving entity in such transaction or series of transactions.  Notwithstanding the foregoing, a Liquidity Event shall not be deemed to have occurred in the event that Lender and/or its affiliates negotiate a stand-alone transfer of their respective equity interests (or a portion thereof) in the Borrower to a third party without the involvement of Borrower’s stockholders generally.

“Loan” means, collectively, the aggregate amount of all Advances from time to time outstanding hereunder.

“Loan Documents” means this Agreement, the Note, the Warrants, the Subordination Agreements, and any other agreements, documents, instruments and writings now or hereafter existing, creating, evidencing, guarantying, securing or relating to any of the liabilities of Borrower to Lender pursuant to and in connection with this Agreement, together with all amendments, modifications, renewals or extensions thereof.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, the business, operations, properties, assets, liabilities, financial condition or results of operations of Borrower and/or its Subsidiaries, taken as a whole, or Borrower’s ability to perform its obligations under this Agreement, the Note or the Warrants.

“Maturity Date” means the earlier of (a) April 15, 2009 or (b) the occurrence of a Liquidity Event.

“Note” means that certain subordinated Amended and Restated Revolving Credit Note issued by Borrower in favor of Lender pursuant to this Agreement, in the form of Exhibit A hereto.

“Order” means any order, execution, writ, injunction, judgment, decree, ruling, assessment, or arbitration award.

“Outstanding Amounts” means the aggregate principal amount of Indebtedness, plus interest thereon, outstanding hereunder and under the Note on any date of determination.

“Permitted Liens” means (a) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance, (b) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (c) mechanic’s, workmen’s materialmen’s or other like Encumbrances attaching only to equipment and real property arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves have been made in accordance with GAAP (provided that such proceedings, do not in Lender’s reasonable discretion, involve any substantial risk of the sale, loss or forfeiture of such property or assets or any interest therein), (d) Liens set forth in Schedule 4.12(a), (e) Encumbrances being contested in good faith, (f) Liens created or assumed in connection with the financing or acquisition of capital assets in an aggregate principal amount outstanding not greater than five hundred thousand dollars ($500,000) at any time; provided that such liens secure only such assets acquired and do not exceed the purchase price of the subject assets; (g) attachment or judgment Encumbrances which individually or when aggregated with all other attachments and judgments exceed by more than fifty thousand dollars ($50,000) any insurance coverage applicable thereto (and as to which the insurance company has acknowledged coverage in writing), subject to customary deductibles and continue unsatisfied or unstayed for a period of ten (10) days, and (h) liens in respect of the A/R and Asset Security Interests which are imposed pursuant to the closing of a Replacement Credit Facility.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency, or political subdivision thereof.

“Prior Facility Warrants” has the meaning set forth in Section 2.8(c) hereof.

“Replacement Capital Facility” means any credit facility (which may include an accounts receivable and/or capital leasing debt facility) provided by a third party, which may be secured by all or a portion of the Borrower’s assets.

“Required Consents” has the meaning set forth in Section 4.7 hereof.

“Returns” has the meaning set forth in Section 4.16 hereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” has the meaning set forth in Section 9.1(a) hereof.

 “Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Subordination Agreements” means, collectively, (a) that certain Subordination  Agreement dated as of March 7, 2007, by and among Borrower, Comerica Bank, and Lender (as such may be amended from time to time) (the “Comerica/Safeguard Subordination Agreement”); and (b)  any subordination agreement with a third-party lender entered in connection with any Replacement Capital Facility (and any refinancings thereof) (as such may be amended from time to time).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through another Subsidiary.

“Tax” as used in this Agreement, the term “Tax” means any of the Taxes and the term “Taxes” means, with respect to any Person, (i) all applicable domestic and foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all applicable domestic and foreign gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Person or a member of an affiliated, consolidated or combined group.

“Warrants” means, collectively, the Commitment Fee Warrants, the Continuance Fee Warrants and the Prior Facility Warrants.

2.                                      LOANS TO BORROWER; ISSUANCE OF WARRANTS.

2.1.  Advances.

(a)           Generally.  Subject to the terms and conditions of this Agreement and the Subordination Agreements, including without limitation receipt of the deliveries specified in Section 3.2 and the other conditions specified in Section 3.3, Lender shall advance funds to Borrower (each such advance, individually, an “Advance”, and all such advances, the “Advances”) by wire transfer of immediately available funds via Federal Reserve System to:

Recipient Bank:	Comerica Bank
11512 El Camino Real
Suite 350B
San Diego, CA 92130
858 509-2399
Contact – Hang Landrum

ABA#:	121137522
Account Name:	Clarient, Inc. - Money Market
Account#:	1892035252

(b)          Advance Procedures.

(i)            Subject to and upon the terms and conditions of this Agreement, including without limitation the conditions specified in Section 3.3, Borrower may request an Advance, in a minimum principal amount of one million dollars ($1,000,000) (or the total remaining Commitment, if less), up to an aggregate outstanding amount for all Advances not to exceed the Commitment.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Maturity Date, at which time all Advances then outstanding shall be immediately due and payable.

(ii)           Whenever Borrower desires an Advance, Borrower will notify Lender by facsimile transmission or email no later than 2:00 p.m. Eastern time, not less than two (2) Business Days prior to the Business Day on which the Advance is to be funded.  Each such notification shall be in the form of a Borrowing Request in substantially the form of Exhibit C hereto.  Lender shall wire the amount of Advances made under this Section 2.1(b) to the wire address set forth in Section 2.1(a), or to such other wire address as Borrower has advised Lender in writing in connection with such Borrowing Request.

(c)           Advances Under Prior Mezzanine Facility.  Outstanding Amounts owed pursuant to (and as defined under) the Prior Mezzanine Facility on the date hereof shall be and continue as Outstanding Amounts under (and as defined under) the terms of this Agreement.

2.2.  Use of Proceeds.  The proceeds from the Note shall be used by Borrower to repay the GE Capital Facility and for general working capital and budgeted capital expenditures and budgeted business purposes as approved by Borrower’s Board of Directors from time to time.

2.3.  Interest.  Interest shall accrue on the unpaid principal balance of each Advance at the rate of twelve percent (12%) per annum, accruing daily.  Interest shall be capitalized quarterly, and shall otherwise be payable in the manner provided in Section 2.5 below.  Interest shall be cumulative and shall be calculated on the basis of a year of 365 or 366 days, for the actual number of days elapsed.

2.4.  Extension Interest.  If and to the extent that any Outstanding Amounts remain at any time after June 30, 2008, Borrower shall pay to Lender as additional interest an amount equal to 1% per annum of such Outstanding Amounts, accruing daily.

2.5.  Payments.

(a)           Principal Generally.  Subject to the terms and conditions of the Subordination Agreements and to Section 7 and Section 2.7(b) hereof, the Outstanding Amounts shall be due and payable on the Maturity Date.

(b)           Interest.  Subject to the terms and conditions of the Subordination Agreements, payments of accrued interest on the principal balance outstanding hereunder from time to time, shall be made (i) on the Maturity Date, and (ii) if earlier, immediately upon receipt by the Borrower of any proceeds of any Capital Transaction, together with accrued and unpaid fees and costs incurred by Lender in connection with this Agreement and the transactions contemplated hereby.

2.6.  Manner of Payment.  All payments and prepayments of principal and interest shall be made by wire of immediately available funds as directed by Lender pursuant to written instructions provided to Borrower from time to time.  If any payment of principal or interest required hereunder is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable hereunder.  All payments and prepayments shall be credited first to accrued and unpaid interest, and then to the outstanding principal amount of Advances.

2.7.  Prepayments.

(a)           Optional Prepayments.  Subject to the terms and conditions of the Subordination Agreements, Borrower may prepay all or any portion of the outstanding principal balance due under the Note and any interest accrued thereon, at any time and from time to time, without premium or penalty, provided that Borrower shall have given Lender not less than five (5) Business Days prior written notice of its intent to so prepay, and the amount of such prepayment.  Any such prepayment shall not reduce the Commitment unless so requested in writing by Borrower.

(b)           Mandatory Prepayments and Reduction of Commitment.  Subject to the terms and conditions of the Subordination Agreements:

(i)            Immediately upon the closing of a Replacement Capital Facility, Borrower shall cause to be paid to Lender a one-time payment in an amount equal to the portion of the Outstanding Amounts reflecting amounts paid by or on behalf of Borrower to terminate the GE Capital Facility.

(ii)           Immediately upon the closing of a Capital Transaction, Borrower shall cause to be paid to Lender a one-time payment of the Outstanding Amounts.  Upon such occurrence the Commitment shall be immediately and irrevocably reduced to six million dollars ($6,000,000).

(iii)          Immediately upon the prepayment in full of amounts owed under the Comerica Agreement, the GE Capital Facility and the Replacement Capital Facility (if any), all Outstanding Amounts shall be paid in full.

(iv)          Immediately upon the consummation of a Liquidity Event (other than a Capital Transaction), all amounts outstanding hereunder shall be paid in full and the Commitment shall be immediately and irrevocably terminated.

2.8.  Issuance of Warrants.

(a)           Commitment Fee Warrants.  Borrower shall issue to Lender warrants (such warrants, the “Commitment Fee Warrants”) at the Closing in the form of Exhibit B attached hereto, to purchase shares of Common Stock, exercisable in the sole discretion of the holder thereof.  Such Warrants shall entitle, but not obligate, the holder thereof to purchase one million five hundred fifty thousand (1,550,000) shares of Common Stock of Borrower at an exercise price of $.01 per share.

(b)           Continuance Fee Warrants.  So long as the Commitment has not been terminated, Borrower shall issue to Lender on each of May 1, 2008, July 1, 2008, September 1, 2008 and November 1, 2008, a warrant (such warrants, the “Continuance Fee Warrants”), in the form of Exhibit B attached hereto, to purchase shares of Common Stock, exercisable in the sole discretion of the holder thereof.  Each such Continuance Fee Warrant shall entitle, but not obligate, the holder thereof to purchase five hundred fifty thousand (550,000) shares of Common Stock of Borrower, at an exercise price of $.01 per share.  Notwithstanding the foregoing, (i) in the event that, on or prior to the date the applicable Continuance Fee Warrant is otherwise to be issued, the Commitment is reduced to six million dollars ($6,000,000) and the mandatory prepayment has been paid as provided in Section 2.7(b)(i), then Borrower shall not be obligated to issue such Continuance Fee Warrant(s), and (ii) in the event that on or prior to May 1, 2008, Borrower has closed on a Replacement Capital Facility, then Borrower shall not be obligated to issue the May 1, 2008 Continuance Fee Warrant, irrespective of the size of the Commitment on such date.

(c)           Prior Mezzanine Facility Warrants.  Borrower shall issue to Lender warrants (such warrants, the “Prior Facility Warrants”) at the Closing in the form of Exhibit B attached hereto, to purchase shares of Common Stock, exercisable in the sole discretion of the holder thereof.  Such Warrants shall entitle, but not obligate, the holder thereof to purchase ninety-three thousand seven hundred fifty (93,750) shares of Common Stock of Borrower at an exercise price of $.01 per share.

(d)           Registrable Securities.  All of the Common Stock issuable upon the exercise of the Warrants shall constitute Registrable Securities under the Registration Rights Agreement between Borrower and Lender dated as of even herewith in substantially the form attached hereto as Exhibit D.

3.                                      CLOSING; DELIVERIES; CONDITIONS TO ADVANCE.

3.1.  Closing Date.  The closing of this Agreement (the “Closing”) is taking place on the date hereof (“Closing Date”) and is being held at the offices of Safeguard Scientifics, Inc., 435 Devon Park Drive, Building 800, Wayne, Pennsylvania, contemporaneously with the execution of this Agreement.

3.2.  Closing Deliveries and Actions.  The parties shall make the following deliveries and take the following actions at the Closing:

(a)           Borrower shall deliver or caused to be delivered to Lender (i) a counterpart of this Agreement, (ii) the Note, (iii) the Commitment Fee Warrants, (iv) the Prior Facility Warrants, and (v) a counterpart to the Registration Rights Agreement, each fully executed;

(b)           Counsel to Borrower shall deliver to Lender a legal opinion in form and substance reasonably acceptable to Lender

(c)           Lender shall deliver or caused to be delivered to Borrower a fully executed counterpart to this Agreement and the Registration Rights Agreement;

(d)           Borrower shall deliver a certificate, executed on behalf of Borrower by the Secretary thereof, dated as of the Closing, certifying the incumbency of each of the officers of Borrower executing this Agreement, and all other documents, instruments or certificates to be executed and delivered by Borrower in connection therewith, and attaching certified copies of (i) the resolutions of a special committee of the Board of Directors of Borrower approving this Agreement, the Warrants, and the other transactions contemplated hereby, (ii) true, complete, and accurate copies of each of (x) the Certificate of Incorporation of Borrower, certified by the Secretary of State of the State of Delaware, and (y) the Bylaws of Borrower, each of which remain in full force and effect, without modification, as of the date of the Closing, and (iii) a certificate of good standing, issued by the Secretary of State of the States of Delaware and California, certifying that Borrower is in good standing, as of a recent date prior to the Closing, in each such jurisdiction;

(e)           Borrower shall deliver a certificate, executed on behalf of Borrower by the Chief Financial Officer thereof, dated as of the Closing, certifying that financial statements delivered at or before Closing pursuant to this Agreement have been prepared in accordance with GAAP;

(f)            Borrower, Lender and Comerica shall have amended the Safeguard/Comerica Subordination Agreement to contemplate the transactions contemplated herein; and

(g)           Borrower, Lender and Safeguard Scientifics (Delaware), Inc. shall have delivered a fully executed Second Amendment to Amended and Restated Reimbursement and Indemnity Agreement in the form previously agreed by the parties.

3.3.  Conditions to Advance.  It shall be a condition to Lender’s funding Advances hereunder on or after the Closing Date that:

(a)           Borrower shall have delivered to Lender a Borrowing Request;

(b)           Borrower shall have delivered to Lender a certificate, executed on behalf of Borrower by an officer thereof, dated as of the date of such proposed Advance, certifying that that no Default or Event of Default has occurred and is continuing on the date of such Advance or will be caused by such Advance (after giving effect to the application of the proceeds of such Advance); and that each of Borrower’s representations and warranties made herein and in the other Loan Documents shall be true and correct in all material respects as if remade on the date of such Advance, after giving effect to the application of the proceeds of such Advance (unless they relate to a specific date, in which case they shall be true and correct in all material respects on and as of such date).

(c)           All amounts (including, without limitation, fees) required to have been paid pursuant to this Agreement, the Note and the Warrants (to the extent same are permitted to be paid pursuant to the terms and conditions of the Subordination Agreements), shall have been paid.

4.                                      REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to, and covenants with, Lender, that the following representations and warranties are true and correct in all material respects, as of the date hereof.

4.1.  Organization and Qualification.  Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Subsidiary has been duly formed and is validly existing under the laws of the jurisdiction of its formation.  Borrower has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted, and to enter into and carry out the transactions contemplated by this Agreement and the other transactions contemplated hereby.  Except as set forth on Schedule 4.1, Borrower is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of property or the conduct of its business requires such licensing or qualification, except for failures to be so licensed or qualified which, when taken together with all other such failures, to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.  Borrower has made available to Lender true, complete, and accurate copies of its respective formation documents, each as amended to, and as in effect on, the date hereof, and its respective organizational documents, minutes, corporate records and stock register and transfer records.

4.2.  Power and Authority.  Borrower has all the requisite legal and other power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, including the issuance, sale and delivery of the Note and the Warrants. Each of the Loan Documents to which Borrower is a party constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower, in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

4.3.  Subsidiaries and Affiliates.  Borrower does not own or control, directly or indirectly, any equity interest or investment in any corporation, association, partnership, joint venture, limited liability company, or other form of business or similar entity except as set forth on Schedule 4.3.

4.4.  Capitalization.

(a)           Except as set forth on Schedule 4.4(a), the capitalization of Borrower is as set forth in its most recent applicable filings with the SEC.

(b)           Except as set forth in its most recent applicable filings with the SEC and the Warrants, there are no outstanding, issued or authorized options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understandings or commitments that could require Borrower to issue, sell or otherwise cause to become outstanding any of their respective authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase any share, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of stock.  Except for the Warrants and this Agreement, there are no outstanding stockholders’ agreements, registration rights agreements, or rights of first refusal pertaining to the shares of Borrower. None of the issued and outstanding shares of Common Stock of Borrower have been issued in violation of any rights of any Person or in violation of the registration requirements of any applicable securities law.

(c)           All shares and other securities issued by Borrower prior to the date hereof have been issued in accordance with the requirements of the Securities Act, or in transactions exempt from registration under the Securities Act, all applicable state securities or “blue sky” laws, and any similar law, rule or regulation of any other jurisdiction.  Borrower has complied in all material respects with all applicable provisions of the Securities Act, any applicable state securities or “blue sky” laws, or any similar law, rule or regulation of any other jurisdiction in connection with the issuance of any shares or other securities prior to the date hereof.

4.5.  Authorization.

(a)           The execution and delivery by Borrower of this Agreement and the other Loan Documents to which it is a party, and the performance of its obligations hereunder and thereunder, as applicable, have been duly authorized by all requisite corporate action on the part of Borrower, and no further authorization on the part of Borrower, its Board of Directors and stockholders is necessary to authorize such execution, delivery and performance.

(b)           The issuance, sale and delivery of the Warrants and the Note have been duly authorized by all requisite corporate action on the part of Borrower and when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued and outstanding and not subject to preemptive or any other similar rights of the stockholders of Borrower or others.

4.6.  No Violations or Conflicts.  The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance by it of its obligations hereunder and thereunder do not and will not (a) violate any provision of law, statute, rule or regulation, or any Order of any court, administrative agency or other governmental body applicable to Borrower or any of its properties or assets, as applicable; (b) except as set forth on Schedules 4.7 and 4.8(b), conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation or acceleration under or result in the creation of any Encumbrances upon any of the properties or assets of Borrower under, (i) Borrower’s organizational documents, or (ii) any note, indenture, mortgage, lease agreement, permit, license, grant of authority or other contract, agreement or instrument to which Borrower is a party or by which Borrower or any of its properties is bound or affected, except where any such violation, conflict, breach or suspension described in this subsection would not, individually or in the aggregate, result in a Material Adverse Effect.

4.7.  Consents and Approvals.  Except as set forth on Schedule 4.7 (collectively, the “Required Consents”), and except for filings required by applicable securities laws, no consent, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or other Person, is required to be made or obtained by Borrower in connection with the valid execution, delivery and performance of this Agreement and the other Loan Documents, including the issuance, sale and delivery of the Warrants and the shares issuable thereunder.

4.8.  Financial Statements; Disclosure.

(a)           Borrower has delivered to Lender true, complete and correct copies of the consolidated balance sheet (“Balance Sheet”) of Borrower as of December 31, 2007 (“Balance Sheet Date”) and the related statements of operations and cash flows for the fiscal year then ended (the “Financial Statements”).  Except as set forth on Schedule 4.8(a), the unaudited Financial Statements fairly and accurately present in all material respects the financial position, liabilities and obligations and the results of operations as of the dates and for the periods indicated, and in accordance with GAAP, subject to adjustments.  Except as disclosed on the Balance Sheet or the Financial Statements or on Schedule 4.8(a), as of the Balance Sheet Date and the date hereof (x) Borrower has had no or has no liabilities (whether matured or unmatured, fixed or contingent, liquidated or unliquidated or otherwise), or obligations, except as may have been incurred in the ordinary course of business following the Balance Sheet Date, and (y) Borrower had or has reserved or disclosed all liability reserves that are required to be reserved or disclosed in accordance with GAAP.

(b)           None of the information (financial or otherwise) furnished by or on behalf of Borrower to Lender hereunder or in connection with the Loan Documents or any of the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances under which such statements were made.  Except as set forth on Schedule 4.8(b), to the knowledge of Borrower, there are no facts that could result, individually or in the aggregate, in a Material Adverse Effect and have not been set forth in this Agreement, the other Loan Documents, or in other documents delivered to Lender in connection herewith.

4.9.  Absence of Changes.  Except as set forth on Schedule 4.9, since the Balance Sheet Date to the date hereof and other than pursuant to transactions contemplated by this Agreement and the Related Agreements:

(a)           There has been no action, event or occurrence which has had a Material Adverse Effect;

(b)           Borrower has not permitted any of its assets, tangible or intangible, to become subject to any Encumbrances, except for (i) liens for current taxes and assessments not yet due, (ii) Permitted Liens and (iii) other Encumbrances which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;

(c)           There has been no sale, assignment, mortgage, pledge, license or transfer of any tangible or intangible assets of Borrower except as not prohibited by this Agreement;

(d)           Except for (i) the indebtedness evidenced by the Note, the Comerica Agreement, and the GE Capital Facility; and (b) liabilities incurred, and liabilities under contracts or Capitalized Lease Obligations, in each case, entered into in the ordinary course of business, Borrower has not incurred any Indebtedness to any Person, or made any agreement or commitment therefor;

(e)           Since December 31, 2007, there has been no change in the respective accounting methods, practices or policies followed by Borrower, or any change in depreciation or amortization policies or rates theretofore adopted unless required by GAAP; and

(f)            Borrower is not in default in any respect under any contract except where any such default would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.10.  Litigation.  Except as set forth in Schedule 4.10 or as described in filings with the SEC, there is no civil action, suit, claim, hearing, investigation or proceeding pending (for which proper service has been made) or, to the knowledge of Borrower, threatened against Borrower, or any property or assets owned or possessed by Borrower, or, to the extent relating in any manner to Borrower or the ability to consummate the transactions hereunder, any of Borrower executives that is reasonably likely, either individually or in the aggregate, to (a) adversely affect the validity of this Agreement, the Note or the Warrants, or the transactions contemplated hereby or thereby, or (b) have a Material Adverse Effect.

4.11.  Intellectual Property.

(a)           Borrower has good title and/or the right to use all intellectual property (including all such property in which Borrower has an interest as licensee) necessary for the conduct of its business (the “Intellectual Property”);

(b)           As of the date hereof Borrower has not received any notice of any judicial, administrative or arbitration proceeding instituted against any it, or of any claim or threatened claim by any Person against it alleging that the conduct of its business infringes any intellectual property rights of any other Person; and

(c)           To the best of Borrower’s knowledge, its use or enjoyment does not, or would note, violate any intellectual property rights of a third party, and no third party is infringing upon the Intellectual Property;

except, in each case under clause (a), (b) and (c) of this Section 4.11, as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

4.12.  Title to Assets, Properties and Rights.

(a)           Except for Permitted Liens, Borrower has good and marketable title to all of its respective properties, interests in properties and assets, real, personal and mixed, tangible or intangible, that it owns or purports to own that is used or useful in the conduct of its business, free and clear of any and all Encumbrances, except for:  (i) liens, if any, for current taxes and assessments not yet due, and (ii) minor liens and encumbrances, in each case, which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(b)           With respect to the property and assets leased or licensed by Borrower or its Subsidiaries, Borrower or such Subsidiary, as applicable, is in compliance with such leases or licenses and holds valid leasehold or other interests free and clear of any Encumbrances, except as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Borrower has in full force and effect fire and casualty insurance policies, and insurance against other hazards, risks and liabilities to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.  Borrower has made available to Lender a true, complete and correct list, and a summary description of the coverage provided thereby, of all liability insurance policies maintained by Borrower on its assets or in relation to its business.  All of such policies are in full force and effect.  All premiums due on such insurance policies on or prior to the date hereof have been paid.  As of the date hereof, there are no claims with respect to Borrower, nor its respective assets, pending under any current or prior insurance policy.

4.13.  Compliance with Laws; Legal Requirements.

(a)           Except as set forth on Schedule 4.13, Borrower has complied, and is in compliance, in all material respects, with all foreign, federal, state or local laws (including common law), statutes, codes, ordinances, rules, regulations, and Orders of Governmental Authorities applicable to or affecting them or their assets or businesses, including, without limitation, ERISA and Environmental Laws (collectively, “Laws”), except for such non-compliance which is not reasonably likely to have a Material Adverse Effect.  Neither Borrower, nor any of its senior officers, has received notice of any violation (or any investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of any violation) of any Law by or affecting Borrower, and to the knowledge of Borrower, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any Law is threatened.

(b)           Borrower has obtained all of the registrations, applications, filings, certifications, notices, Orders, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority (“Licenses and Permits”) necessary to conduct its respective business as it is presently being conducted and has been conducted and is in compliance with all such Licenses and Permits, and such Licenses and Permits are validly issued and in full force and effect, except where the failure to obtain, or to be in compliance with, such Licenses and Permits or have in full force and effect is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

4.14.  Employees and Labor Matters.

(a)           To Borrower’s knowledge, none of Borrower’s employees is bound by any agreement with any other Person that is violated or breached by such employee performing the services he or she is currently performing for Borrower.

(b)           Borrower is not delinquent (i) in any payments to any of its respective employees or other personnel for any wages, salaries, commissions, bonuses or other direct compensation, or (ii) in any material respect, in any payments to consultants, independent contractors’ agents, or representatives, for any services performed by them in any capacity, in each case, to the date hereof or for amounts required to be reimbursed to any such Person to the date hereof.

(c)           As of the date hereof, there is no collective bargaining agreement or union contract binding on Borrower, there has not been any union organizing activity with respect to Borrower, and no union vote is pending with respect to Borrower.

(d)           Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge charges or complaints, employee grievances, discrimination claims or workers’ compensation claims pending or, to the knowledge of Borrower, threatened against either of them before any Governmental Authority, and (ii) neither Borrower nor any of its senior officers has received notice from any Governmental Authority of any alleged violation of applicable law that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.

(e)           Borrower is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, regulations and Orders with respect to the wages, hours and working conditions of its respective employees.

(f)            Except as set forth in applicable filings with the SEC or as otherwise disclosed to Lender, as of the date hereof, none of Borrower’s executive officers has an employment or severance agreement with Borrower, or any other agreement that provides for severance payments in excess of $250,000 or other obligations material to the Borrower and its Subsidiaries taken as a whole, upon termination of employment.

4.15.  Brokers and Finders.  Neither Borrower, nor any of its officers, directors, employees, agents or representatives, has employed any broker, investment bank, financial advisor or finder in connection with this Agreement, the other Loan Documents, or the transactions contemplated hereby and thereby.

4.16.  Tax Matters.  Other than with respect to Taxes being contested in good faith as permitted under this Agreement, Borrower has timely filed all respective federal, state, local and foreign tax returns, declarations of estimated tax, tax reports, information returns and statements (collectively, the “Returns”) required to be filed by it prior to the date hereof (other than those for which extensions shall have been granted prior to the date hereof) relating to (i) any federal Taxes and (ii) any other Taxes in any material amount.  The Returns were complete and correct in all material respects and all Taxes shown on the Returns to be due were timely paid.

(a)           As of the date hereof, there are no pending or, to the best of Borrower’s knowledge, any threatened tax audits of any Returns.

(b)           No tax Encumbrances (other than for current Taxes not yet due and payable and Taxes being contested in good faith) have been filed and no deficiency in Tax has been proposed, assessed or asserted in writing against Borrower.

(c)           Borrower has timely withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee of Borrower.

(d)           Borrower has never been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return other than an affiliated group (and related return) in which Borrower is the common parent.

(e)           Borrower is not liable for Taxes of any other Person (other than its Subsidiaries), and Borrower is not under any contractual obligation to indemnify any Person with respect to Taxes, nor a party to any tax sharing agreement or other agreement providing for payments by Borrower with respect to Taxes.

(f)            Borrower is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

4.17.  Books and Records.  The books and records of Borrower, including with respect to operations, employees and properties, have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions have been accurately accounted for, except as could not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

4.18.  Offering Valid.  Assuming the accuracy of the representations of Lender in Section 9 hereof, the offer, sale and issuance of the Note and the Warrants will be exempt from the registration requirements of the Securities Act and any similar law, rule or regulation of any other jurisdiction and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.  Neither Borrower nor any agent on Borrower’s behalf, has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Note or the Warrants so as to bring the sale of such Note or Warrants within the registration provisions of the Securities Act.

5.             COVENANTS.

5.1.  Negative Covenants.  Borrower covenants to Lender that at any time as there shall be any Outstanding Amount or the Commitment has not been irrevocably terminated, unless Lender has first consented thereto in writing, Borrower will not:

(a)           Incur or guarantee any Indebtedness other than (without duplication):  (i) amounts currently outstanding or available under the Comerica Agreement and GE Capital Facility, and refinancings thereof (which refinancings shall be subject to the prior written consent of Lender) or any Replacement Credit Facility (and refinancings thereof); (ii) Indebtedness outstanding on the date hereof and identified on Schedule 5.1(a) (and refinancings thereof); (iii) Indebtedness incurred, and Indebtedness under contracts or Capitalized Lease Obligations, in each case, entered into in the ordinary course of business; (iv) Indebtedness owed to any Subsidiary of Borrower; (v) Indebtedness consisting of guaranties for the benefit of Subsidiaries of Borrower; (vi) during the term of the GE Capital Facility, other Indebtedness permitted under the GE Capital Facility, as in effect on the date hereof; and (vii) if applicable, Indebtedness issued in a Capital Transaction.

(b)           Sell, transfer or otherwise dispose of in any transaction or series of related transactions during the term of this Agreement any of Borrower’ assets (other than (i) sales of products or Intellectual Property in the ordinary course of business; (ii) reinvestments or conversions of cash equivalents to cash or other cash equivalents, (iii) dispositions of assets that are no longer used or useful in its business and (iv) transfers of assets to Subsidiaries).

(c)           Acquire any securities of, or other ownership interest in, any Person in any transaction or series of transactions (other than (i) reinvestments or conversions of cash equivalents and (ii) investments in Subsidiaries);

(d)           Declare or pay any distributions on, or make any redemptions of, any class or series of its shares (other than, so long as no Default or Event of Default then exists or would result therefrom, repurchases of Common Stock of Borrower from former employees, which shall not exceed fifty thousand dollars ($50,000) in the aggregate in any fiscal year of Borrower);

(e)           Enter into any agreement, arrangement or transaction with any officer or key employee of Borrower, or any affiliate (other than Lender and its affiliates), relative, beneficiary or employee of the foregoing, on terms taken as a whole are less favorable to Borrower, as the case may be, than would be available in an arm’s-length transaction between willing parties (other than employment transactions in the ordinary course of business);

(f)            Undertake or agree to undertake any merger or consolidation, whether or not Borrower or a Subsidiary is the surviving corporation (other than mergers and consolidations with any Subsidiary in which Borrower is the surviving entity);

(g)           (i) Change the organic form of Borrower from that of a corporation formed under Delaware law, or (ii) issue additional shares of Borrower stock, other than as those shares described and permitted to be issued to Lender under this Agreement and option and warrant shares issued as a result of the exercise, in accordance with their respective terms, of any options or warrants currently outstanding or permitted under this Agreement; or

(h)           Change Borrower’s or any Subsidiary’s general line of business.

5.2.  Affirmative Covenants.  Borrower covenants to Lender that at any time as there shall be any Outstanding Amount and the Commitment has not been irrevocably terminated:

(a)           Financial Statements.  Borrower shall deliver or cause to be delivered to Lender:

(i)            As soon as practicable (but in any event not later than seventy-five (75) days after the end of each applicable fiscal year of Borrower including and after 2008), the consolidated balance sheet of Borrower, as at the end of such year, and the related consolidated and consolidating statement of income and statement of cash flow, setting forth in comparative form the figures for the previous fiscal year (if applicable) and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, together with the report of Borrower’s independent certified public accountant reasonably acceptable to Lender;

(ii)           As soon as practicable and to the extent possible within thirty (30) days after the end of each month, copies of Borrower’s internally prepared consolidated balance sheet, each as at the end of such month, and the related consolidated statement of income and statement of cash flow for such month, all in reasonable detail and prepared in accordance with GAAP with the exception of notes to the financial statements, together with a certification by the chief financial officer of Borrower (in his of her capacity as an officer of Borrower and without personal liability) that the information contained in such financial statements fairly presents in all material respects Borrower’s financial position on the date thereof (subject to year end adjustments); and

(iii)          As soon as available, but in any event not later than sixty (60) days after the date hereof, of a business plan for such future periods, and including such items, as is requested by lender, in form and substance reasonably satisfactory to Lender;

(iv)          As soon as available (and unless unreasonable, within thirty (30) days) after the end of each month, a cash projection in a form consistent with the schedule shown on Exhibit E; and

(v)           All other information reasonably requested by Lender.

(b)           Existence.  Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

(c)           Compliance with Laws; Approvals and Authority.  Except as is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, Borrower will comply with the applicable laws and regulations wherever its business is conducted including, without limitation, ERISA and all Environmental Laws, and all Orders of any tribunal under any such legislation that applies to the conduct of operating and administering its business.

(d)           ERISA Compliance.  Upon reasonable request of Lender, Borrower will (i) promptly upon its filing the same, or as soon as possible after notification to Borrower of the filing by another person of the same, with the Department of Labor or Internal Revenue Service, furnish to Lender copies of the most recent actuarial statement, if any, required to be submitted under §103(d) of ERISA and Annual Report - Form 5500, with all required attachments, in respect of each guaranteed pension plan, and (ii) promptly upon receipt or dispatch by Borrower, or as soon as possible after notification to Borrower of receipt or dispatch by another person, furnish to Lender any notice, report or demand sent or received in respect of a guaranteed pension plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a multiemployer plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA which involves a liability which is reasonably likely to result in a Material Adverse Effect.

(e)           Insurance.  Borrower shall maintain in full force and effect fire and casualty insurance policies, and insurance against other hazards, risks and liabilities to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

(f)            Taxes.  Borrower will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue or subject to penalty or interest, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided that any such tax, assessment, or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such, Borrower shall have set aside on its books adequate reserves with respect thereto.

(g)           Claims; Litigation.  Borrower will inform Lender, promptly after receipt by Borrower of notice of any material threatened or potential adverse claim, dispute, litigation and governmental investigation or citation against Borrower that, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(h)           Notice of Failure to Comply with Covenants.  Borrower shall promptly give prompt notice to Lender of any Default or Event of Default.

(i)            Expenses.  Subject to the terms and conditions of the Subordination Agreements, Borrower shall pay or reimburse Lender for all reasonable out-of-pocket costs and expenses (including but not limited to reasonable attorneys’ fees and disbursements) Lender may pay or incur in connection with (i) the transactions contemplated hereby and (ii) the collection or enforcement of this Agreement, the Note and the Warrants, and all amendments in connection therewith and in all other documentation related thereto made at Borrower’s request, and any and all waivers and consents, including without limitation any fees and disbursements incurred in defense of or to retain amounts of principal, interest or fees paid, and any claims, damages, interest (including post-petition interest), judgments, costs, or expenses awarded in respect thereof.  All obligations provided for in this Section 5.2(i) shall survive any termination of this Agreement and the repayment of the Loan.

5.3.  Right of First Offer and Refusal.  So long as the Commitment has not been terminated, Borrower shall notify Lender in writing not less than thirty (30) days prior to its seeking any credit arrangement intended to be subordinate to the GE Capital Facility, any Replacement Capital Facility or the Comerica Agreement and shall accord Lender the right of first offer with respect to such arrangements.  In the event Borrower does not reach agreement with Lender on the terms of any such credit facility required by Borrower and Borrower seeks third party financing, Borrower shall notify Lender in writing, not less than five (5) Business Days prior to its acceptance of any such alternate financing of the terms of such financing, and Lender shall have the right to match such terms and provide such financing to Borrower.

5.4.  No Third-Party Rights.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

5.5.  Replacement Capital Facility; Capital Transaction.  If Borrower uses an Advance to repay amounts Borrower owes under the GE Capital Facility, upon termination of the GE Capital Facility, at the request of Lender (but subject to the Subordination Agreements) Borrower shall promptly and diligently take all reasonably necessary actions to execute and deliver all instruments, financing statement terminations, certificates, agreements or other documents to transfer to Lender substantially the rights that GE Capital had to the assets of Borrower under the GE Capital Facility (the “A/R and Asset Security Interests”).  In connection with the closing of a Replacement Capital Facility, and provided that Borrower repays the portion of the Outstanding Amounts representing the proceeds of this facility applied by Borrower to terminate the GE Capital Facility, Lender shall likewise promptly and diligently take all actions reasonably necessary to terminate all instruments, financing statements, certificates, agreements or other documents and to release such A/R and Asset Security Interests and execute appropriate subordination agreements and/or amendments thereto and take such other actions as may be reasonably necessary so as to enable Borrower to consummate the Replacement Capital Facility.  Borrower shall reimburse Lender for its reasonable out-of-pocket expenses (including professional fees) relating to the transfer of the A/R and Asset Security Interests.  Furthermore Lender agrees to cooperate in good faith with Borrower so as to facilitate the completion of a Capital Raise and/or a Replacement Capital Facility, including (by way of example), by approving an amendment to Borrower’s certificate of incorporation to authorize a reasonably sufficient number of additional shares of Borrower’s common stock, providing waivers of preemptive rights, registration rights and/or advance notification requirements in connection with such transactions.

6.             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS, ETC.

Except as expressly provided to the contrary, all covenants and agreements contained in this Agreement shall survive the Closing and shall remain in full force and effect as of the date when made.  The representations and warranties hereunder shall survive so long as any Indebtedness hereunder, or under any Note, or any obligations under any Warrant remain outstanding.

7.             EVENTS OF DEFAULT; REMEDIES.

7.1.  Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):

(a)           If Borrower shall fail to pay (i) as and when due, any payment of principal under this Agreement or the Note, and (ii) any payment of interest or expenses payable under this Agreement or the Note and such failure to pay is not cured within ten (10) days following the date such payment is due;

(b)           If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal, state, or applicable foreign law relating to insolvency or relief of debtors (collectively, a “Bankruptcy Law”), Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

(c)           If (i) a case is commenced against Borrower pursuant to any Bankruptcy Law, or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against Borrower in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for Borrower or substantially all of the properties of any of Borrower, or (C) orders the liquidation of Borrower, and, in each case, the case, order or decree is not dismissed within sixty (60) days;

(d)           If Borrower shall fail to comply with or perform (i) the covenants set forth in Section 5.1 hereof; or (ii) any provision of the Warrants;

(e)           If Borrower shall fail to comply with or perform any other covenant or other agreement set forth herein, or in any Note, which failure is not cured within thirty (30) days after written notice from Lender;

(f)            If any representation or warranty by Borrower herein contained is false or misleading in any material respect when made;

(g)           If any event of default shall have occurred and be continuing with respect to the Comerica Agreement or the GE Capital Facility (other than events of default described on Schedule 4.8(b), including any cross-defaults arising therefrom), which event of default permits Comerica or GE Capital, as applicable, to accelerate the Indebtedness under the Comerica Agreement or the GE Capital Facility as applicable; or

(h)           If a Liquidity Event occurs.

7.2.  Remedies.

(a)           Upon the occurrence of an Event of Default hereunder other than as provided in Sections 7.1(b) or (c) above (unless cured by Borrower or waived by Lender), the entire unpaid principal balance of the Note, together with all accrued interest thereon, may be declared by Lender due and payable.  Upon the occurrence of an Event of Default as provided in Section 7.1(b) or (c) above, the entire unpaid principal balance outstanding hereunder and under the Note, together with all accrued interest thereon, shall, subject to the terms and conditions of the Subordination Agreements) be immediately due and payable regardless of any prior forbearance.  Notwithstanding anything to the contrary in this Agreement, in no event shall the interest payable on the unpaid principal balance of the Loans exceed the maximum rate permitted under applicable Laws.  In the event that such rate of interest exceeds the maximum rate permitted under applicable Laws, such excess shall be deemed additional principal payments under this Agreement and the Note.

(b)           In addition, upon the occurrence of an Event of Default (unless cured by Borrower or waived by Lender) and for, but only for, the period during which such Event of Default remains uncured or has not been waived in writing by Lender, the interest due on the principal balance outstanding hereunder shall, upon notice from Lender, accrue at a rate of seventeen percent (17%) per annum (calculated in the same manner as provided above) rather than the rate specified in the Note, in each of the Preamble and Section 1.1 thereto.

(c)           No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies of Lender existing pursuant to this Agreement or any other Loan Document are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

8.             MISCELLANEOUS.

8.1.  Governing Law; Submission to Jurisdiction.

(a)           This Agreement and the documents and instruments executed in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of the conflict of laws thereof.

(b)           The parties hereto agree that any suit, action or proceeding instituted against one or more of them with respect to this Agreement (including any Exhibits hereto) shall be brought in any federal or state court located in the State of Delaware or such other jurisdiction agreed upon by the parties.  The parties hereto, by the execution and delivery of this Agreement, irrevocably waive any objection or defense to the institution of any action in Delaware based on improper venue, the convenience of the forum or the jurisdiction of such courts, or from the execution of judgments resulting therefrom, and the parties hereto irrevocably accept and submit to the jurisdiction of the aforesaid courts in any suit, action or proceeding and consent to the service of process by certified mail at the address set forth in Section 8.4 hereof.

8.2.  Assignments; Successors; Third Party Rights.  No party to this Agreement may assign any of its rights under this Agreement without the prior written consent of the other parties hereto which consent, in respect of any assignment by Lender, shall not be unreasonably withheld; provided that Lender may assign its rights hereunder to one or more affiliates without the consent of Borrower and provided further that any such assignee agrees in writing to be subject to the terms and conditions of each of the Subordination Agreements then in effect.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, heirs, personal representatives, executors and permitted assigns of the parties.  Borrower shall maintain a registry of the owners of the Note in a manner that complies with the book entry form of registration for purposes of Section 871(h) of the Code.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

8.3.  Entire Agreement; Amendment.  This Agreement and the other Loan Agreements constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto including without limitation the Prior Mezzanine Facility. This Agreement, the Note and the Warrants may not be amended except by a written agreement executed by Borrower and Lender.

8.4.  Notices.  All notices, consents, waivers, or other communications required or permitted under this Agreement shall be in writing and shall be delivered or sent to the parties hereto at the following addresses or fax numbers, or at such other address or fax number as Lender or Borrower may give by notice to the other party and will be deemed to have been duly given and received: (a) on the date of receipt if personally delivered, (b) five days after being sent by mail, postage prepaid, (c) the date of receipt, if sent by registered or certified mail, postage prepaid, (d) when sent by facsimile or telecopier transmission if sent during normal business hours of the recipient, if not, then on the next Business Day, provided, that confirmation or receipt by the receiving party’s receiver can be documented, or (e) one Business Day after having been sent by a recognized overnight courier service upon confirmation of delivery by such courier service:

(a)

If to Lender:

Safeguard Delaware, Inc.
1105 N. Market Street
Suite 1300
Wilmington, DE 19801
Fax: 610.293.0601

with a courtesy copy to:

Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087
Attention: Brian J. Sisko, Esquire
Fax: 610.482.9105

(b)

If to Borrower:

Clarient, Inc.
31 Columbia
Aliso Viejo, CA 92656
Attention: James Agnello, Senior Vice President & Chief Financial Officer
Fax: 949.425.5863

with a courtesy copy to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention: W. Alex Voxman, Esquire
Fax: 213.891.8763

8.5.  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

8.6.  Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.7.  Section Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) “it” or “its” or words denoting any gender include all genders, (c) the word “including” means “including, without limitation,” whether or not expressed and (d) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of, or a Schedule or Exhibit to, this Agreement, unless otherwise stated. Each party acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

8.8.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9.  Fees and Expenses.  Except as otherwise expressly set forth herein, all fees, costs and expenses incurred by Borrower or Lender and payable to third parties in connection with the negotiation, execution and delivery of this Agreement or any amendment thereto and the other Loan Documents and the performance of the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses, except Borrower shall be responsible for the reasonable fees, costs or expenses of Lender payable to third parties and incurred in connection with any amendment of this Agreement made at Borrower’s request.

8.10.  Reinstatement.  Notwithstanding anything contained herein to the contrary:  (a) this Agreement and the other Loan Documents shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations hereunder or under the Note, or any part thereof, is, pursuant to applicable law, rescinded, avoided or reduced in amount, or must otherwise be restored or returned by Lender, whether as a “voidable preference,” “fraudulent transfer,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made; and (b) in the event that any payment, or any part thereof, is rescinded, avoided, reduced, restored or returned, the Note shall be reinstated and deemed reduced only by such amount paid and not so rescinded, avoided, reduced, restored or returned.

8.11.  Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, provided however that such extension of time shall be included in the computation of interest due in conjunction with such payment or other fees due hereunder, as the case may be.

8.12.  Time of Day.  All time of day restrictions imposed herein shall be calculated using Delaware local time.

8.13.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR COLLATERAL SECURITY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LENDER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S ENTERING INTO THIS AGREEMENT.

9.             LENDER REPRESENTATIONS.

9.1.  Lender Representations.  Lender represents and warrants to the Borrower as follows:

(a)           Lender is acquiring the Warrants and the Notes, and (if and when it exercises the Warrants) it will acquire the shares of Common Stock underlying the Warrants (the “Warrant Shares” and, together with the Warrants and the Notes, the “Securities”), for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Lender has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b)           Lender has made such inquiry concerning the Borrower and its business and personnel as it has deemed appropriate and has had the opportunity to discuss, ask questions and receive answers with respect to the Borrower’s business, management and financial affairs with the Borrower’s management; and Lender has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its funding of the Note and purchase of the Warrants.

(c)           Lender acknowledges that the Securities have not been registered under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:

CLARIENT, INC.

By:	/s/ James Agnello
	Name:	James Agnello
	Title:	Senior Vice President and Chief
Financial Officer

LENDER:

SAFEGUARD DELAWARE, INC.

By:	/s/ Brian J. Sisko
	Name:	Brian J. Sisko
	Title:	Vice President

Amended and Restated Senior Subordinated Revolving Credit Agreement

Signature Page